UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 7, 2006

(Date of Earliest Event Reported)

KYPHON INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	Commission File:	77-0366069
(State or Other Jurisdiction of Incorporation or Organization)	000-49804	(I.R.S. Employer Identification No.)

1221 Crossman Avenue

Sunnyvale, California 94089

(Address of Principal Executive Offices)

(408) 548-6500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On June 7, 2006, the Compensation Committee of the Board of Directors of Kyphon Inc. (the “Company”) established the 2006 annual target bonus levels as a percentage of base salary for the named executive officers (other than the Chief Executive Officer, whose bonus level requires approval by the Board of Directors) of the Company under the previously adopted Key Contributor Incentive Plan. The target bonus percentages for these officers were unchanged from 2005 levels.

The Compensation Committee has also adopted the factors and performance criteria for purposes of determining the cash bonuses payable to the Company’s executive officers under the Key Contributor Incentive Plan for the year ending December 31, 2006, which if earned are expected to be paid no later than March 15, 2007. The bonus pool for the 2006 year will be determined by multiplying a company performance factor by the aggregate of target bonuses for all eligible participants. The company performance factor for 2006 is based on achievement of 2006 revenue and net income goals and is calculated as the sum of actual revenue for the year ended December 31, 2006 as a percentage of target revenue multiplied by a fifty percent weight plus actual net income for the year ending December 31, 2006 as a percentage of target net income multiplied by a fifty percent weight. The revenue and net income performance targets for 2006 were adopted previously and involve confidential business information of the Company. No bonuses will be paid if the Company’s results are less than 90% of the combined target and the maximum aggregate bonus pool payable is capped at 225% percent of the aggregate target bonus pool. Individual bonuses will be determined based on the individual’s target bonus as a percentage of base salary and consideration of the individual’s overall performance for the year.

The amount of individual bonuses paid for all executive officers, other than that of the Chief Executive Officer, will be recommended by the Company’s Chief Executive Officer and approved by the Compensation Committee. The Company’s Board of Directors will determine the bonus earned under the Key Contributor Incentive Plan for the 2006 year by the Chief Executive Officer, based on the recommendation of the Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2006

KYPHON INC.

By:	/s/ DAVID M. SHAW
David M. Shaw
Vice President, Legal Affairs & General Counsel